As filed with the Securities and Exchange Commission on February 13, 2017

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CELSIUS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	20-2745790 (I.R.S. Employer Identification No.)

2424 North Federal Highway, Suite 208 Boca Raton, Florida (Addresses of Principal Executive Offices)	33431 (Zip Code)

2006 Stock Incentive Plan

2015 Stock Incentive Plan

(Full title of the plans)

Gerry David

Chief Executive Officer

2424 North Federal Highway, Suite 208

Boca Raton, Florida 33431
(Name and address of agent for service)

(561) 276-2239

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer: ☐	Accelerated filer: ☐
Non-accelerated filer: ☐ (Do not check if a smaller reporting company)	Smaller reporting company: ☒

Calculation of Registration Fee

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee

Common Stock, par value $0.001 per share	10,247,000	$3.32	$34,020,040	$3,942.92

(1)	In addition, pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), this Registration Statement also covers an indeterminate amount of shares of common stock to be offered or sold pursuant to the anti-dilution provisions contained in the employee benefit plan described herein.

(2)	The proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated for the purpose of calculating the amount of the registration fee in accordance with Rule 457 under the Securities Act.

EXPLANATORY NOTE

The purpose of this Registration Statement is to register an aggregate of 10,247,000 shares of common stock, par value $0.001 per share of Celsius Holdings, Inc. (the “Company”), which may be offered pursuant to the Company’s 2006 Stock Incentive Plan and 2015 Stock Incentive Plan (collectively, the “Plans”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information specified in Items 1 and 2 of Part I of the Registration Statement is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of Form S-8.  The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the Plans covered by the Registration Statement as required by Rule 428 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed by the Company with the Securities Exchange Commission are incorporated by reference in the Registration Statement (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)):

•	The Company’s Registration Statement on Form 10 (File No. 000-55663);

•	The Company’s other reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the quarterly period covered by the document listed in the first bullet above;

•	The description of the Company’s common stock contained in the Company’s Registration Statement on Form 10, filed pursuant to Rule 424(b)(3) under the Securities Act; and

•	All other documents filed by the Company under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold.

Any statement contained in the Registration Statement or a document incorporated or deemed to be incorporated by reference in the Registration Statement will be deemed to be modified or superseded for purposes of the Registration Statement to the extent that a statement contained in the Registration Statement or in any other subsequently filed document that is deemed to be incorporated by reference in the Registration Statement modifies or supersedes the statement.  Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement.

Item 4.	Description of Securities

Reference is made to the description of the common stock in the Company’s Registration Statement on Form 10 incorporated herein by reference.

Item 5.	Interests of Named Experts and Counsel

The validity of the common stock being registered in the Registration Statement has been passed upon by Gutierrez Bergman Boulris, PLLC, Coral Gables, Florida.

Item 6.	Indemnification of Directors and Officers

Pursuant to our Articles of Incorporation and Bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his or her position, if he or she acted in good faith and in a manner he or she reasonably believed to be in our best interest.  In certain cases, we may advance expenses incurred in defending any such proceeding.  To the extent that the officer or director is successful on the merits in any such proceeding as to which such person is to be indemnified, we must indemnify him or her against all expenses incurred, including attorney's fees.  With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order.  The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Item 7.	Exemption from Registration Claimed.

None.

Item 8.	Exhibits

Exhibit Number	Description

5.1	Opinion of Gutierrez Bergman Boulris, PLLC**
10.1 10.2	2006 Stock Incentive Plan, as amended* 2015 Stock Incentive Plan*
23.1 23.2	Consent of D’Arelli Pruzansky, P.A.** Consent of Gutierrez Bergman Boulris, PLLC (included in Exhibit 5.1)**
24.1	Power of Attorney (contained in the signature page hereto)**

*	The 2006 Stock Incentive Plan and 2015 Stock Incentive Plan were filed as Exhibits 10.3 and 10.4 to the Company’s Registration Statement on Form 10 (File No. 000-55663), and are incorporated herein by reference.
**	Filed herewith.

Item 9.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Celsius Holdings, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Boca Raton, Florida on February 13, 2017.

CELSIUS HOLDINGS, INC.

By:	/s/ Gerry David
Gerry David, Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS , that each person whose name appears below hereby constitutes and appoints Gerry David his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming to all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated below.

Name	Title	Date

/s/ Gerry David	Chief Executive Officer	February 13, 2017
Gerry David

/s/ John Fieldly	Chief Financial Officer	February 13, 2017
John Fieldly

/s/ Nicholas Castaldo	Director	February 13, 2017
Nicholas Castaldo

/s/ Hal Kravitz	Director	February 13, 2017
Hal Kravitz

/s/ Kevin Harrington	Director	February 13, 2017
Kevin Harrington

/s/ Chris Lai	Director	February 13, 2017
Chris Lai

/s/ Tim Leissner	Director	February 13, 2017
Tim Leissner

/s/ Thomas E. Lynch	Director	February 13, 2017
Thomas E. Lynch

/s/ William H. Milmoe	Director	February 13, 2017
William H. Milmoe